Exhibit 99.1

Vik Sawhney Joins Boards of Trustees of Blackstone Credit BDCs

New York – October 19, 2021 – Blackstone Private Credit Fund (BCRED) and Blackstone Secured Lending Fund (BXSL), Blackstone Credit’s business development companies (BDCs), today announced the appointment of Vik Sawhney to their Boards of Trustees. BCRED and BXSL are part of the direct lending platform within Blackstone’s $163 billion credit business, the firm’s fastest growing segment.

Mr. Sawhney serves as Blackstone’s Chief Administrative Officer and Global Head of Institutional Client Solutions. Since joining Blackstone in 2007, he started Blackstone Capital Markets and was previously the Chief Operating Officer of the Private Equity group. Before joining Blackstone, Mr. Sawhney worked as a Managing Director in the Financial Sponsors Group at Deutsche Bank, and prior to that was an Associate at the law firm of Simpson Thacher & Bartlett.

Commenting on the appointment, Brad Marshall, Co-head of Blackstone Credit’s Performing Credit Platform and CEO of both BCRED and BXSL, said: “We’re excited to welcome Vik to the Boards of our BDCs. His long tenure at Blackstone and experience in the credit markets, as well as his deep expertise in serving a broad range of investors, will be incredibly additive to our direct lending platform.”

Vik Sawhney added: “I’m thrilled to work even more closely with my colleagues in Blackstone Credit to continue building our direct lending business.”

Mr. Sawhney represented Blackstone as a Rockefeller Fellow from 2010 to 2011, and currently sits on the Board of the Blackstone Charitable Foundation. He is also the Board Chair of Dream, an east Harlem-based educational and social services organization. He graduated from Dartmouth College and received a J.D. from Harvard Law School.

About Blackstone Private Credit Fund

Blackstone Private Credit Fund (BCRED) is Blackstone’s non-listed business development company (BDC). Leveraging Blackstone’s institutional-caliber investment approach, BCRED aims to provide income-focused individual investors access to private credit in a continuously offered fund structure. It is part of Blackstone Credit’s $36 billion direct lending platform, which provides privately originated, senior secured, floating rate loans to U.S. and European middle market companies. BCRED is externally managed by a subsidiary of Blackstone (NYSE: BX), a global leader in credit investing.

About Blackstone Secured Lending Fund

Blackstone Secured Lending Fund (BXSL) is a specialty finance company that invests primarily in the debt of private U.S. companies. As of June 30, 2021 BXSL had investments in 111 portfolio companies with an aggregate fair value of approximately $7.4 billion. BXSL has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. BXSL is externally managed by Blackstone Credit BDC Advisors LLC, an SEC-registered investment company that is an affiliate of Blackstone Inc. (formerly, The Blackstone Group Inc.). Blackstone Inc., together with its subsidiaries, is one of the world’s leading investment firms with approximately $684 billion of assets under management as of June 30, 2021.

Blackstone Credit

Blackstone Credit is one of the world’s largest credit-focused asset managers, with $163 billion in AUM. We seek to generate attractive risk-adjusted returns for our clients by investing across the entire corporate credit market, from public debt to private loans. Our capital supports a wide range of companies across sectors and geographies, enabling businesses to expand, invest and navigate changing market environments.

Contacts

Kate Holderness

Kate.holderness@blackstone.com

646-482-8774

Mariel Seidman-Gati

Mariel.seidmangati@blackstone.com

917-698-1674